Microsoft Word 10.0.4219;

                                                                   Exhibit 5



                     [GP Strategies Corporation letterhead]

                                                   April 6, 2005

GP Strategies Corporation
777 Westchester Avenue
White Plains, NY 10604

Gentlemen:

         Reference is made to Registration Statement on Form S-8 (the "Registration Statement") filed by GP Strategies Corporation (the "Company") with the Securities and Exchange Commission on the date hereof with respect to 4,994,157 shares of common stock, par value $.01 per share (the "Shares"), of the Company being registered in connection with the GP Strategies Corporation 1973 Non-Qualified Stock Option Plan (the "Option Plan") and the GP Strategies Corporation 2003 Incentive Stock Plan (the "Plan").

         I am Vice President and General Counsel of the Company, and have examined such corporate records and other documents as I have deemed relevant. Based upon the foregoing, I am of the opinion that each authorized and unissued Share to be issued by the Company, when issued in accordance with the terms and conditions of the Option Plan and the Plan, and assuming no changes in relevant law or facts, will be validly issued, fully paid, and non-assessable.

         As of the date hereof, I beneficially own 59,932 shares of the common stock of the Company and 20,000 restricted stock award units.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of my name in the Prospectus included in the Registration Statement.


                                                    Very truly yours,


                                                    Andrea D. Kantor